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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 10, 1997



                   AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                     0-25634                     87-0365268
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)



755 Boardman-Canfield Road, Building G West, Boardman, Ohio          44512
(Address of principal executive offices)                           (Zip Code)




Registrant's telephone number, including area code (330) 965-9910



                                 Not applicable.
         (Former name or former address, if changed since last report.)
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

ACQUISITIONS

          On December 10, 1997, American Architectural Products Corporation, a Delaware corporation (the "Company"), consummated four separate acquisition transactions (collectively, the "Acquisitions"), as described below. The following are summaries of the principal terms of the Acquisitions, and reference is made to the definitive acquisition agreements, copies of which are filed as exhibits to this Current Report.

          1. Pursuant to a Plan and Agreement of Merger dated as of November 10, 1997 among the Company, Binnings Building Products, Inc. ("Binnings") and BBPI Acquisition Corporation, a wholly-owned subsidiary of the Company, as amended by a Supplemental Agreement dated December 3, 1997, the Company acquired all of the outstanding capital stock and equity rights of Binnings. The total consideration paid by the Company to acquire Binnings was $26,500,000, including $19,593,195 to repay and redeem all of Binnings' secured indebtedness. Contingent on the level of Binnings' earnings for the fiscal year ending December 31, 1997, as set forth in the Plan and Agreement of Merger, the Company may be required to pay an additional purchase price of up to $500,000.

          Binnings manufactures aluminum and vinyl windows as well as patio doors for use in both new residential construction and remodeling as well as in light commercial and public construction projects. Binnings operates manufacturing facilities in Lexington, North Carolina and Miami, Florida and distribution facilities in several Florida locations. Binnings achieved sales of approximately $43.1 million in 1996. Upon completion of the merger, Binnings became a wholly-owned subsidiary of the Company.

          2. Pursuant to an Asset Purchase Agreement, dated as of November 10, 1997, by and among DCI/DWC Acquisition Corporation, a wholly-owned subsidiary of the Company, Danvid Company, Inc. ("Danvid") and Danvid Window Company ("Window"), DCI/DWC Acquisition Corporation acquired substantially all of the assets of Danvid and Window. The total consideration paid by the DCI/DWC Acquisition Corporation for the assets included $15,831,411 in cash, 384,615 restricted shares of the Company's common stock, the assumption of certain liabilities, and additional future payments with a present value of approximately $2,151,000.

          Danvid and Window manufacture aluminum and vinyl windows and patio doors for use in both new residential construction and remodeling in Texas and the Southeast. Danvid and Window, located in Carrollton, Texas, recorded sales of approximately $42.0 million in the fiscal year ended July 27, 1997.

          3. Pursuant to an Asset Purchase Agreement, dated as of December 10, 1997, by and among American Glassmith, Inc. ("American Glassmith"), American Glassmith Acquisition Corporation, and American Architectural Products Corporation, the Company


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acquired substantially all of the assets of American Glassmith. The total consideration paid by the Company to acquire the assets consisted of $375,000 in cash plus $3.0 million representing the net book value of acquired assets and the assumption of specified liabilities subject to adjustment as set forth in the Asset Purchase Agreement.

          American Glassmith produces decorative glass lites, which are used in windows, doors, transoms and other interior applications. In addition, American Glassmith, headquartered in Columbus, Ohio, manufactures Sumiglass, a laminated glass product used in a variety of interior decorating applications. American Glassmith recorded sales of approximately $4.3 million for the period beginning March 26 through December 31, 1996.

          4. Pursuant to an Agreement, dated as of December 10, 1997, by and among Modern Window Acquisition Corporation, a wholly-owned subsidiary of the Company, Modern Window Corporation ("Modern"), and Modern's shareholders (the "Shareholders"), the Company acquired substantially all of the assets of Modern. The total consideration paid by the Company to acquire Modern consisted of (i) $800,000 in cash, (ii) issuance of options to Modern and the Shareholders to purchase up to 40,000 shares of common stock of the Company at an exercise price of $6.50 per share, subject to adjustment, and (iii) the assumption of certain obligations and liabilities of Modern, including repayment of indebtedness of $1.3 million.

          Modern, located in Oak Park, Michigan, produces vinyl windows and doors for used in both new residential construction and remodeling, primarily in the Midwest. Modern recorded sales of approximately $5.9 million in 1996.

DESCRIPTION OF TERMS OF FINANCING

11 3/4% Senior Notes Due 2007

          The cash portion of the costs of acquiring Binnings, Danvid, American Glassmith, and Modern, including the repayment of the secured indebtedness of Binnings and Modern, was financed through the private placement by the Company of $125 million of its 11 3/4% Senior Notes due 2007 (the "Notes"). The Notes were issued on December 10, 1997. The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company. The Notes are unconditionally guaranteed (the "Note Guarantees"), jointly and severally, by each of the Company's subsidiaries on the issue date of the Notes and by each subsidiary (excluding unrestricted subsidiaries) of the Company acquired thereafter (collectively, the "Subsidiary Guarantors"). The Note Guarantees are senior unsecured obligations of each Subsidiary Guarantor and will rank pari passu in right of payment with all other existing and future Guarantor senior indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated obligations of the Subsidiary Guarantors and may be released in certain circumstances. The Notes and the Note Guarantees will be effectively subordinated to any secured debt of the Company and the Subsidiary Guarantors to the extent of the assets serving as security therefor. The Notes provide for the


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payment of interest semi-annually on June 1 and December 1 of each year, commencing June 1, 1998, and mature on December 1, 2007.

          The Company may redeem the Notes, in whole or in part, at any time on or after December 1, 2002 at redemption prices of 105% for the 12 months commencing December 1, 2002, 103.333% for the 12 months commencing December 1, 2003, 101.667% for the 12 months commencing December 1, 2004 and 100% at any time on or after December 1, 2005, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more equity offerings at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided, that, with respect to a redemption of Notes, at least $82 million of the aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement.

          Upon the occurrence of certain specified events deemed to result in a change of control of the Company, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

          The indenture under which the Notes were issued (the "Indenture") contains certain covenants that, among other things, limit (i) the incurrence of additional indebtedness by the Company and its subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the Company, (iii) investments, (iv) sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the assets of the Company. The Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

          The Company has agreed to use its best efforts to (i) file, within 60 days after the date of original issuance of the Notes (the "Issue Date"), a registration statement (the "Notes Exchange Offer Registration Statement") with respect to an offer to exchange the Notes (the "Notes Exchange Offer") for a series of notes of the Company with terms substantially identical to the Notes (the "Exchange Notes"), (ii) cause such Notes Exchange Offer Registration Statement to be declared effective within 150 days after the Issue Date and
(iii) consummate the Notes Exchange Offer within 180 days after the Issue Date. Such Exchange Notes, if issued, will bear interest at the rate of 11 3/4%. In the event that the Company does not comply with certain covenants set forth in the Exchange and Registration Rights Agreement between the Company and NatWest Capital Markets Limited and McDonald & Company Securities, Inc., dated as of December 10, 1997, the Company will be obligated to pay additional interest on the Notes as liquidated damages to the holders thereof. The Company expects to file the Notes Exchange Offer Registration Statement in December 1997.


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          In addition to financing the cash portion of the purchase price of the
Acquisitions, approximately $33.1 million of the proceeds of the Notes offering was used to repay substantially all of the outstanding indebtedness of the Company and its subsidiaries. The Company's management intends to use the remainder of the proceeds for working capital and general corporate purposes, including future acquisitions.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.


(a) Financial Statements of Businesses Acquired.

    Pursuant to Item 7(a)(4) of Form 8-K, any required financial statements of Binnings, Danvid, Glassmith and Modern, and any required pro forma financial information, will be filed pursuant to an amendment to this Form 8-K as soon as practicable (but not later than 60 days following the date on which this report was required to have been filed).



(b) Pro Forma Financial Information.

    See (a) above.



(c) Exhibits.

    2.1 Agreement and Plan of Merger, dated as of November 10, 1997, by and among American Architectural Products Corporation, BBPI Acquisition Corporation and Binnings Building Products, Inc.

    2.2 Asset Purchase Agreement, dated as of November 10, 1997, by and among DCI/DWC Acquisition Corporation, Danvid Company, Inc. and Danvid Window Company.

    2.3 Shareholders Agreement in Support of Asset Purchase Agreement, dated as of November 10, 1997, by and among Daniel Crawford, Karen Crawford, David Crawford, Paul Comer and DCI/DWC Acquisition Corporation.

    2.4 Asset Purchase Agreement, dated as of December 10, 1997, by and among American Architectural Products Corporation, American Glassmith Acquisition Corporation and American Glassmith, Inc.

    2.5 Agreement, dated as of December 10, 1997, by and among American Architectural Products Corporation, Modern Window Acquisition Corporation and Modern Window Corporation.


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    99.1       Indenture dated as of December 10, 1997 with respect to 11 3/4%
               Senior Notes due 2007 among American Architectural Products Corporation, as issuer, American Glassmith Acquisition Corporation, BBPI Acquisition Corporation, DCI/DWC Acquisition Corporation, Eagle & Taylor Company, Forte, Inc., Modern Window Acquisition Corporation, Thermetic Glass, Inc., and Western Insulated Glass, Co., as subsidiary guarantors, and United States Trust Company of New York, as trustee.

    99.2 Exchange and Registration Rights Agreement, dated as of December 10, 1997, by and among American Architectural Products Corporation, American Glassmith Acquisition Corporation, BBPI Acquisition Corporation, DCI/DWC Acquisition Corporation, Eagle & Taylor Company, Forte, Inc., Modern Window Acquisition Corporation, Thermetic Glass, Inc., Western Insulated Glass, Co., NatWest Capital Markets Limited and McDonald & Company Securities, Inc.

    99.3 Purchase Agreement, dated as of December 4, 1997, by and among American Architectural Products Corporation, NatWest Capital Markets Limited and McDonald & Company Securities,
               Inc.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AMERICAN ARCHITECTURAL
                                    PRODUCTS CORPORATION



Date: December 23, 1997             By /s/ Frank J. Amedia
                                       ------------------------
                                       Frank J. Amedia
                                       President and Chief Executive Officer